January 1, 2016

Aston Asset Management, LLC

120 N. LaSalle Street, 25th Floor

Chicago, IL 60602

Re:	Investment Advisory Agreement with Aston Asset Management, LLC dated May 30, 2014 (the “Investment Advisory Agreement”)

Ladies and Gentlemen:

Pursuant to the Investment Advisory Agreement, we are hereby providing notification of amendment to the annual fee rates for ASTON/Cornerstone Large Cap Value Fund and ASTON/Herndon Large Cap Value Fund.

Attached hereto are amended Schedule B to the Investment Advisory Agreement to reflect, among other things, the annual fee rates for ASTON/Cornerstone Large Cap Value Fund and ASTON/Herndon Large Cap Value Fund. By acknowledging below, you agree to render the investment advisory and management services to the funds under the terms of the Investment Advisory Agreement and the amended Schedule B attached hereto.

ASTON FUNDS

By:	/s/ Gerald F. Dillenburg
Name:	Gerald F. Dillenburg
Its:	Senior Vice President

Accepted this 1st day of January, 2016.

ASTON ASSET MANAGEMENT, LLC

By:	/s/ Gerald F. Dillenburg
Name:	Gerald F. Dillenburg
Its:	Chief Compliance Officer

SCHEDULE B

Fund	Annual Fee Rate (as a percentage of average daily net assets)

ASTON/Anchor Capital Enhanced Equity Fund	0.70%

ASTON/Barings International Fund	1.00%

ASTON/Cornerstone Large Cap Value Fund	0.70%

ASTON/DoubleLine Core Plus Fixed Income Fund	0.55%

ASTON/Fairpointe Mid Cap Fund	0.80% for the first $100 million 0.75% for the next $300 million 0.70% over $400 million

ASTON/Guardian Capital Global Dividend Fund	0.80%

ASTON/Harrison Street Real Estate Fund	1.00%

ASTON/Herndon Large Cap Value Fund	0.70%

ASTON/Lake Partners LASSO Alternatives Fund	1.00%

ASTON/LMCG Emerging Markets Fund	1.05%

ASTON/LMCG Small Cap Growth Fund	1.00%

ASTON/Montag & Caldwell Balanced Fund	0.75%

ASTON/Montag & Caldwell Growth Fund	0.80% for the first $800 million 0.60% over $800 million up to $6 billion 0.55% over $6 billion up to $12 billion 0.50% over $12 billion

ASTON/Montag & Caldwell Mid Cap Growth Fund	0.85%

ASTON/Pictet International Fund	0.90%

ASTON/River Road Dividend All Cap Value Fund	0.70%

ASTON/River Road Dividend All Cap Value Fund II	0.70%

ASTON/River Road Independent Value Fund	1.00%

ASTON/River Road Long-Short Fund	1.20%

ASTON/River Road Select Value Fund	1.00%

ASTON/River Road Small Cap Value Fund	0.90%

ASTON/Silvercrest Small Cap Fund	1.00%

ASTON/TAMRO Small Cap Fund	0.90%

ASTON/TCH Fixed Income Fund	0.55%

ASTON/Fairpointe Focused Equity Fund	0.80%

Fund	Annual Fee Rate (as a percentage of average daily net assets)

ASTON/TAMRO International Small Cap Fund	1.00%

ASTON/River Road Focused Absolute Value Fund	0.70%

ASTON/Value Partners Asia Dividend Fund	0.90%